Exhibit 10.19

Celator Pharmaceuticals, Inc. 303B College Road East Princeton, NJ 08540 Tel: 609.243-0123 Fax: 609.243-0202 www.celatorpharma.com

December 7, 2012

Fred M. Powell

2309 April Drive

Jamison, PA 18929

Dear Fred:

This Letter and Restrictive Covenants Agreement (this “Agreement”) contains the terms of your employment with Celator Pharmaceuticals, Inc. (the “Company”):

1.	Employment Term. This Agreement will govern the terms and conditions of your employment commencing December 17, 2012 (the “Effective Date”) until your employment terminates in accordance with Section 7 below. The entire period during which you are actually employed by the Company is referred to hereinafter as the “Employment Period.”

2.	Position; Duties; Conditions. You will be employed by the Company, at its New Jersey office, as Vice-President and Chief Financial Officer. You will perform such duties as may be assigned to you that are consistent with the duties of a chief financial officer of a company engaged in a business similar to the Company’s business. Such duties will include, without limitation, overseeing the Company’s financial reporting, internal controls, regulatory compliance and financial strategy. You will also oversee the Company’s human resource functions. You will use your best efforts to perform such duties faithfully, to devote all of your working time, attention and energies to the businesses of the Company, and while you remain employed, not to engage in any other business activity without the written approval of the Company’s Chief Executive Officer.

3.	Base Salary. You will be paid a base salary (“Base Salary”) at an annual rate of US$290,000.00 less all payroll deductions/withholdings required under applicable law, payable in accordance with the Company’s normal payroll practices. Your Base Salary will be reviewed at the time of the Company’s annual salary review, and may be subject to an increase at the discretion of the Company’s Board of Directors (the “Board”).

4.

Annual Bonus. In addition to the Base Salary, you will have the opportunity to earn an annual bonus for each fiscal year of the Company after 2012 that ends during the Employment Period. Your target bonus is up to 35% of your Base Salary. The award of any bonuses hereunder is subject to (i) the decision of the Board, (ii) Company performance compared to the Company’s operating plan, and (iii) your achievement, as determined by the Chief Executive Officer, of your individual performance goals, to be established (after discussions with you) by the Chief Executive Officer. Any bonuses earned will be payable in cash. Bonuses are payable at a date determined by the Board no later than March 15 of the following year, and you must be employed at the time of payment to be eligible for a bonus.

5.	Benefits; Vacations. You will be provided with such fringe benefits and insurance coverages as are generally made available to employees of the Company.

(i) Group medical and dental care (which benefits shall be made available to you, your spouse and your dependent children);

(ii) Disability income protection; and

(iii) Group term life insurance on your life.

Your entitlement to participate in such plans is subject to the participation and qualification requirements of such plans, which may be amended or modified by the Company in its sole discretion, at any time, and may require a percentage of premiums to be paid by you.

You will be entitled to paid vacation periods of not less than twenty (20) days per calendar year, to be used in accordance with the Company’s vacation policy, and to at least eight paid company holidays. Vacation shall be prorated for any calendar year in which you were a Company employee for less than a full year, such as calendar year 2012. Unused vacation may not be carried to the following year without the approval of the Chief Executive Officer.

6.	Expenses. The Company will pay or reimburse the reasonable, pre-approved expenses incurred by you in the discharge of your duties hereunder, in accordance with the general practices and policies of the Company, and subject to the Company’s annual expense budget. In the event that you advance appropriate funds for such expenses, the Company will reimburse you for the amounts expended for its behalf as billed by you. You will be required to submit bills or statements of account for all of such expenses at least monthly, and upon such submission, the Company will pay to you the amounts set forth on such bills or statements, provided that such amounts are reasonable, were authorized, and were incurred in connection with your performance of services for the Company.

7.

Termination. You may resign from the Company at any time, provided that you give the Company at least twenty (20) business days’ written notice of your intention to resign. The Company may terminate your employment at any time, without “Cause”, as hereinafter defined, by giving you at least ten (10) business days’ written notice of termination (the “Termination Notice”); provided, however, that the Company may, in the Company’s sole discretion, pay your Base Salary for the period of notice in lieu of providing such notice. In the event of the termination of your employment without Cause, the Company will pay to you: (A) the portion of your Base Salary that has been earned through your last day of employment and is then payable, but that has not yet been paid and (B) an additional four and one-half (4-1/2) months of pay, at your then current monthly salary rate, if the Company terminates your employment without Cause, payable as severance and subject to all applicable tax deductions and withholdings; provided, however, that no severance shall be paid or owed unless you first sign and deliver to the Company a legally binding general release of all claims against the Company, its officers, directors, representatives, employees, stockholders and any other persons or entities that may be claimed to be liable to you as a result of or arising from the employment relationship or otherwise, and a covenant not to sue, which release and covenant (the “Release and Covenant”) shall be in a form prepared by and satisfactory to the Company.

The severance payments will be made in installments in conjunction with the Company’s normal payroll cycle and will commence as soon as administratively feasible within sixty (60) days following your termination of employment, provided that you have fully executed and not revoked the Release and Covenant within forty-five (45) days following your termination of employment. Notwithstanding the foregoing, if your termination of employment is within the final sixty (60) days of the calendar year, the severance payments shall commence as soon as administratively feasible within sixty (60) days following your termination of employment, but in no event prior to the first scheduled pay date in the next calendar year, provided you have fully executed and not revoked the Release and Covenant.

The Company may terminate your employment immediately for “Cause”, as hereinafter defined. Upon any termination of your employment by the Company for Cause or by reason of your voluntary resignation, as the case may be, you will be entitled to only the portion of your Base Salary that has been earned and is then payable, but that has not yet been paid.

For purposes hereof, the term “Cause” shall mean, except to the extent specified otherwise by the Board, a finding by the Board that you (i) breached this Agreement; (ii) engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) disclosed trade secrets or confidential information to persons not entitled to receive such information, (iv) breached any written non-competition or non-solicitation agreement between the Company and you or (v) engaged in such other behavior detrimental to the interests of the Company as the Board determines.

8.

Confidential Information. You agree that you will, at all times during the Employment Period and thereafter, maintain in confidence, and shall not disclose, directly or indirectly, to any third party or use for any purpose, any “Confidential Information” of the Company, which shall include, without limitation, any ideas, methods, trade secrets, customer information, customer and prospective customer lists and details of agreements and arrangements with customers, marketing, financial and other business information and plans, research and development, computer programs, identities of consultants and contractors, purchasing, operating and other cost data, special customer needs, costs and pricing data, employee information, inventions, formulae, processes and procedures, and any other confidential or proprietary information of the Company of any nature whatsoever. Confidential Information shall also include information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified as Confidential Information. You recognize and acknowledge that: (i) all Confidential Information is the property of the Company and is unique, extremely valuable and developed and acquired by great expenditures of time, effort and cost; (ii) the misuse, misappropriation or unauthorized disclosure by you of the Confidential Information would constitute a breach of trust and would cause serious irreparable injury to the Company; and (iii) it is essential to the protection of the Company’s goodwill and to the maintenance of the Company’s competitive position that the Confidential Information be kept secret and that you not disclose the Confidential Information to others or use same to your own advantage or to the advantage of others

Notwithstanding anything contained herein, you will be free to disclose Confidential Information, only under the circumstances hereinafter described:

(i)	To the extent such information becomes publicly known through lawful means and other than by your breach of this Agreement;

(ii)	To the extent you are required by law to disclose any Confidential Information, in which event you will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement, and you will consult with the Company as to the advisability of taking legally available steps to resist or narrow such disclosure, and if in the absence of a protective order or the receipt of a waiver hereunder, you nonetheless, based on advice of your legal counsel, are compelled to disclose any of the Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, you may disclose such of the Confidential Information which you are so compelled to disclose to such tribunal without liability hereunder, provided, however, that you shall give the Company written notice of the Confidential Information to be so disclosed as far in advance of your disclosure as is practicable and shall use your best efforts to obtain and cooperate with the Company (at the Company’s expense) in seeking to obtain an order or other reliable assurance that confidential treatment will be accorded to such portions of the Confidential Information required to be disclosed as the Company designates; or

(iii)	In your capacity as an employee of the Company to the extent reasonably appropriate in furtherance of the business of the Company.

Upon your termination of employment with the Company for any reason, or otherwise upon the request of the Company, you will deliver to the Company all documents and materials containing Confidential Information, and all documents, materials and other property belonging to the Company which are in your possession or under your control, including but not limited to all Company keys, entry cards, credit cards, parking passes, portable projectors, computers, hard-drives, electronically stored data, cellular telephones and personal communication devices, office equipment and other property belonging to the Company.

The obligations and rights granted in this Section 8 shall survive the termination of this agreement.

9.	Company Property; Discoveries and Conflicts of Interest. By executing this Agreement, you agree that all documents, records, apparatus, equipment and other physical property furnished to you by the Company or produced by you from any of the Company’s Confidential Information shall be and remain the sole property of the Company. You agree to return and deliver to the Company all such property upon termination of this agreement and will not retain any copies or reproductions of such property.

For purposes of this Section 9, the term “Inventions” collectively means any and all ideas, concepts, inventions, discoveries, developments, know how, structures, designs, formulas, algorithms, methods, products, processes, systems and technologies in any stage of development that are conceived, developed or reduced to practice by you alone or with others during the Employment Period and any and all patents, patents pending, copyrights, moral rights, trademarks and any other intellectual property rights therein; and any and all improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction.

You agree to disclose promptly to the Company all ideas and inventions that you believe or should believe to be Inventions along with all relevant records thereof. You agree to assign and transfer to the Company, without further consideration, your entire right, title and interest (throughout the United States and Canada and in all other countries and jurisdictions), free and clear of all liens and encumbrances, in all and to all Inventions. Such Inventions shall be the sole property of the Company, whether or not copyrightable or patentable or in a commercial stage of development. In addition you agree to maintain adequate current written records on the development of all Inventions, which shall also remain the sole property of the Company. In the event any Invention shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, you will assist the Company in obtaining and maintaining letters patent or other applicable registrations and in vesting the Company with full title. Should the Company be unable to secure your signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright or other right or protection relating to any Invention, due to your incapacity or any other cause, you hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as your agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by you.

You agree that any idea, invention, writing, discovery, patent, copyright, trademark or similar item, or improvement shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited or reduced to practice by you or with your aid within the one-year period commencing on the date of the termination of your employment hereunder and if it relates to any business in which the Company was engaged as of such date. You agree to disclose such idea, invention, writing, discovery, patent, copyright, trademark or similar item promptly to the Company along with all relevant information and records and the Company will examine the disclosure in confidence to determine if in fact it is an Invention subject to this Agreement. You can rebut the above presumption if you prove that the idea, writing, discovery, patent, copyright or trademark or similar item or improvement is not an Invention covered by this Agreement.

Disclosure of Conflicts of Interest. During your employment with the Company, you will promptly, fully and frankly disclose to the Company in writing:

(a)	the nature and extent of any interest you have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company, or its partners, subsidiaries or affiliates;

(b)	every office you may hold or acquire, and every property you may possess or acquire, whereby directly or indirectly, by which a duty or interest might be created in conflict with the interests of the Company (or its partners, subsidiaries or affiliates), or your duties and obligations under this Agreement; and

(c)	the nature and extent of any conflict referred to in Subsection (b) above.

Avoidance of Conflicts of Interest. You acknowledge that it is the policy of the Company that all interests and conflicts of the sort described in the preceding paragraph be avoided, and you agree to comply during the Employment Period with all policies and directives of the Company from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in the preceding paragraph. During your employment with the Company, you shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you have not entered into any such agreement, arrangement or understanding.

The obligations and rights granted in this Section 9 shall survive the termination of this agreement.

10.	Competing Businesses, etc. You agree that during your employment and during the “Restricted Period”, as hereinafter defined, you will not, directly or indirectly:

(i)

own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of (whether as a director, officer, manager, member, lender, or otherwise), or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit your name to be used in connection with, or be otherwise connected in any manner with any business or enterprise engaged in the development of fixed ratio combination cancer therapies or nanoparticle technologies at any time during the Employment Period and which is competitive with the business carried on by the Company at any time during the Employment Period; provided, however, that the foregoing restriction shall not be construed to prohibit your ownership of not more than two percent (2%) of any class of securities of any company that is engaged in any of the foregoing businesses, having a class of securities that are publicly owned and regularly traded on any recognized securities exchange or in the over-the-counter market, but only if such ownership represents a passive investment and you do not, in any way, either directly or indirectly, manage or exercise control over any such company, guarantee any of its financial obligations, otherwise take part in its business, or seek to do any of the foregoing;

(ii)	whether in writing or orally, criticize, disparage, or otherwise demean in any way the Company or its affiliates or their respective products, services, officers, directors, employees or shareholders;

(iii)	solicit, entice, persuade, influence, induce, request, or otherwise cause any employee, officer, consultant or agent of the Company to refrain from rendering services to the Company, or to terminate his or her relationship, contractual or otherwise, with the Company, or otherwise recruit or participate in the recruitment of such persons, or communicate with any employee, officer, consultant or agent about such matters; or

(iv)	interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company.

The “Restricted Period” is the one (1) year period commencing on the date of the termination of your employment by the Company for any reason, including but not limited to your resignation. During the Restricted Period you shall notify the Company in writing of any change in your address and of each subsequent employment or business activity, including the name and address of your employer or other post-Company employment plans and the nature of your activities.

The obligations and rights granted in this Section 10 shall survive the termination of this agreement.

11.	Enforcement; Remedies. You acknowledge that your compliance with the covenants in Sections 8, 9 and/or 10 hereof is necessary to protect the legitimate interests of the Company, that such covenants are supported by adequate and sufficient consideration, and that, in the event of any violation or threatened violation by you of any provision of Sections 8, 9 and/or 10 hereof, the Company will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, you agree that the Company’s remedies at law for any breach or threat of breach by you of your agreements in Sections 8, 9 and/or 10 (the “Restrictive Covenants”) will be inadequate, and that, in addition to any other remedy to which the Company may be entitled at law or in equity, the Company shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the Restrictive Covenants and to enforce specifically the terms and provisions thereof, in each case without the need to post more than a nominal security or bond. Without limiting the foregoing, in the event of a breach by you of any provision of the Restrictive Covenants, then: (a) the Company’s obligations under this Agreement shall immediately terminate, (b) you shall not be entitled to any additional monetary payments or benefits of any kind whatsoever; and (c) you shall reimburse the Company for all of its attorneys fees and costs associated with any legal or equitable proceedings or litigation seeking to enforce the terms of this Agreement. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing, in addition, any other remedies available for such breach or threatened breach. A waiver by the Company of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by you. You acknowledge that you have considered the nature and extent of the Restrictive Covenants and the rights and remedies conferred upon the Company under this Agreement, and you acknowledge that the same are necessary, reasonable and do not confer disproportionate benefits upon the Company. You also acknowledge that your experience and capabilities are such that you can obtain suitable employment otherwise than in violation of the Restrictive Covenants in this Agreement and that the enforcement of these covenants will not prevent the earning of a livelihood nor cause undue hardship. You acknowledge that any cause of action you claim to have against the Company shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants in this Agreement. In the event that you violate any of the Restrictive Covenants and the Company commences legal action for injunctive or other relief, the Company shall have the benefit of the full period of the covenants such that the covenants shall have the duration of one (1) year computed from the date you ceased violation of the covenants, either by order of the court or otherwise. It is expressly understood and agreed that although the parties hereto consider the Restrictive Covenants to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company and its subsidiaries, if a final or preliminary judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Sections 8, 9 and 10 is an unenforceable restriction on your activities, the provisions thereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any Restrictive Covenant or any remedy provided herein is unenforceable and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other Restrictive Covenants or the availability of any other remedy.

You authorize the Company to inform any third parties, including future employers, prospective employers and the Company’s clients or prospective clients, of the existence of this Agreement and your obligations under it.

12.	Future Cooperation. You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will be entitled to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

13.	Stock Options. As soon as practicable after you and the Company have executed this Agreement, the Company will grant to you, subject to approval of the Board, a stock option exercisable for the purchase of shares of the Company’s Common Stock equal to 0.75% of the Company’s fully diluted equity upon the conclusion of the Company’s current private offering of Common Stock, pursuant to and in accordance with the terms and conditions of the Celator Pharmaceuticals, Inc. Amended and Restated 2005 Equity Incentive Plan (the “Plan”), and subject to your execution of a Stock Option Agreement containing such terms and conditions as are determined by the Board, or its Compensation Committee, in its absolute discretion. This stock option will be incentive stock options to the extent allowable under applicable law.

14.	Performance Goals. To the extent that your entitlement to compensation, including any option grant, is subject to performance goals based on the achievement of financial targets, the Board will determine whether such targets have been satisfied, based on the financial statements of the Company, and such determination by the Board will be final and binding. In making such determination, the Board may make adjustments to the financial statements or to the targets themselves to take into account unusual or non-recurring events, including, without limitation, acquisitions or divestitures.

15.	Taxes and Withholding; Tax Equalization. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may incur under applicable law.

16.	Governing Law. The terms of this Agreement, and any action arising hereunder, shall be governed by and construed in accordance with the domestic laws of the State of New Jersey, U.S.A., without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey. The state or federal courts located in the State of New Jersey shall have exclusive jurisdiction over any actions arising under this Agreement that are not covered by the arbitration provisions of Section 17. This Agreement shall be construed without the aid of any canon, custom or rule of law required in construction against the draftsman.

17.

Arbitration. Except for claims or disputes arising under Sections 8, 9, and/or 10 of this Agreement, any and all disputes, claims, controversies, or causes of action (hereinafter “disputes”) arising out of or related to this Agreement, either directly or indirectly, including, but not limited to, disputes over the interpretation, application or alleged violation of this Agreement, and any and all disputes arising out of or related to, either directly or indirectly, the employment relationship between you and the Company, including, but not limited to, alleged discrimination or disparate treatment, harassment, alleged wrongful termination, compensation disputes or any other alleged wrongful employment practice or act/action of any nature or kind, whether based on Federal or New Jersey Statutes or administrative regulations, or on Federal and State court decisions, shall be submitted for adjudication exclusively to arbitration in Trenton, New Jersey in accordance with the rules of the American Arbitration Association. In agreeing to arbitration of any and all disputes, the parties knowingly and voluntarily waive and relinquish their rights to have such disputes decided through law suits, in a court of law with a judge and jury and, instead, shall have them decided by an arbitrator under the rules and regulations of American Arbitration Association. In such arbitration each party shall pay its own attorney’s fees and other costs except that the Company shall pay the costs for the arbitrator.

18.	Amendment; Waiver. This Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

19.	Assignment. This Agreement is personal to you. You shall not assign this Agreement or any of your rights and/or obligations under this Agreement to any other person. The Company may, without your consent, assign this Agreement to any successor to its business. You further hereby consent and agree that the Company may assign this Agreement (including but not limited to the Restrictive Covenants) and any of the rights or obligations hereunder to any third party in connection with the sale, merger, consolidation, reorganization, liquidation, license or transfer, in whole or in part, of Company’s control and/or ownership of its assets or business. In such event, you agree to continue to be bound by the terms of this Agreement.

20.	Entire Agreement; Amendment. This Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof. This Agreement may be amended only in writing and only if the writing is signed by you and an expressly authorized officer of the Company.

21.	Counterparts. This Agreement may be executed in one or more counterparts, both of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party. Any executed counterpart of this Agreement may be delivered by facsimile or electronic transmission with the same effect as if delivered personally.

22.	Review. You acknowledge that you have carefully read the foregoing Agreement, that your acceptance of the terms and conditions set forth herein, and, in particular, the restrictions and covenants set forth in Sections 8, 9, 10 and 11, is a material inducement to the Company offering employment to you and the benefits set forth in this Agreement, and that but for your acceptance you would not become employed by the Company. You acknowledge that you fully understand the meaning and intent of this document, that you have signed this Agreement voluntarily and knowingly, that you have had had a full opportunity to consult with your family and advisors prior to executing this Agreement and that you intend to be bound by the promises contained in this Agreement.

If the foregoing is acceptable to you, kindly sign and return to the Company a copy of this letter by December 14, 2012.

Sincerely yours,

Celator Pharmaceuticals, Inc.

By:	/s/ Scott Jackson
Scott Jackson,
Chief Executive Officer

Agreed to and Accepted by:	Date:

/s/ Fred M. Powell	December 10, 2012
Fred M. Powell